UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2008

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	98-0215222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 10, 2008, Magnum D’Or Resources, Inc. (“Magnum”) entered into an agreement with Gopinath B. Sekhar, Regal Carriage Sdn Bhd, Sekhar Research Innovations Sdn Bhd, a Malaysia business corporation (“Sekhar”), to operate in partnership with Magnum to own and develop various rubber technologies and elastic compounds, and to develop further rubber business together.

In addition to a monthly advisory fee and monthly fee for costs, Magnum agreed to pay Sekhar:

1.	A total of $50,000 for work to be carried out and equipment to be purchased over the course of the next 3-5 months.
2.	The initial sum of $100,000 for a 25% stake in the Liquid Rubber Machine and process. A schedule for the balance of the payments will be included at a later date.
3.
The initial sum of $75,000 per annum for the exclusive rights to Liquid Rubber in North America with first right of refusal worldwide. Appropriate adjustments (increases) to these payments will be effected commensurate with increased volume/sales.

4.	An initial sum of $50,000 for a 25% stake in the carbon black patent. A schedule for the balance of payments will be included at a later date.
5.
An additional amount of $3,000 per month for the exclusive rights to the Carbon Black Masterbatch patent in North America with first right of refusal worldwide. Appropriate adjustments (increases) these payments will be effected commensurate with increased volume/sales.

6.	An initial sum of $200,000 for a 25% stake in the Surface activation & Devulcanization machine and process system.
7.
All patenting expenses related to Liquid Rubber, and the Surface activation & Devulcanization machine and process system for Malaysia and North America with first right of refusal worldwide. Magnum also agreed to cover any patent maintenance charges for the Carbon Black Masterbatch patent that may be payable for Malaysia and North America.

Section 9 - Financial Statements and Exhibits

(b)	Exhibits

10.1	Agreement dated October 10, 2008, with Gopinath B. Sekhar, Regal Carriage Sdn Bhd, Sekhar Research Innovations Sdn Bhd, a Malaysia business corporation
99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: October 16, 2008	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President